Filed Pursuant to Rule 433

Registration No. 333-212571

English ,.. W BARCIAYS Prod ucts Product Suites About i Path ETNs About Us iPath· Prod uct Listing iPath'.!-Series 8 Bloomberg Natural Gas Su bi ndex Total ReturnsM ETN Quick links ,.. Search Enter CUSIP/Ticker/Underlyer Product Summary i Path® Series B Bloomberg Natural Gas Subindex Total Return5M ETN The iPath3" Series B Bloomberg Natural Gas Subindex Total Return5M ETNs (the ·ETNs·)a re designed to provide exposure to the Bloomberg Na tural Gas Subindex Total ReturnSM (the "Index ).The ETNs a re riskier tha n ordinary unsecured debt securities a nd have no pri ncipal protection.The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and a re not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any pa yment at ma turity or upon redemption, depends on the ability of Barclays Ba nk PLC to satisfy itsobligations as they come due. An investment in the ETNs i nvol ves significant risks, incl udi ng possi ble loss of principal, and may not be suitable for all investors. The Index reflects the returns that are potentially available th rough an unleveraged investment in the futures contracts comprising the Index pl us the rate of interest that could be earned on cash collateral i nvested in specified Treasury Bills.The Index currentl y consists of the contract in the Bloomberg Commodity Index Total ReturnSH that relates to a si ngle commodity, natural gas (cu rrently the Henry Hub Natural Gas futures contract traded on the New York Mercantile Exchange (NYMEX)). Owni ng the ETNs is not thesame as owning interests in the commodities futures contracts comprising the Index or a security di rectly linked to the performance of the Index.For additional informa tion rega rding the risks associated with the ETNs, please see •selected Risk Considera tions• below. Ma rket I nd icators (as of) Documentation Primary Exchange ETN Ticker Intraday Indicative Value Ticker Bloom berg ETN Keystroke Investor fee Rate CUSIP ISIN Inception Date Maturity NYSE Area GAZB GAZBI.Vl 13 AZB Snapshot (PDF Closing Indicative Note Value $ Prospectus G lSOKB) 13 V!Index History (XLS lKB) GAZB<EQUITY><GO> 0.45% per annum2 0674ST368 US06745T3683 OS Ma rch 2017 03 Ma rch 2037 I The performance quoted represents past performance and does not gua rantee future results.Investment return and principal value of a n i nvestment will fluctua te so that a n investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted.See additional information below for how return figures are calculated. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS 1. Intraday Indicative Value. The •intraday indicative value" meant to approximate the value of the ETNs during the current tradi ng day by reference to the underlyi ng index iscalculated and published during the cou rse of each trading da y. The intrada y indicative value is intended to provide i nvestors wi th an approximation of the effect that i ntraday cha nges in the level of the underlying index would have on the dosing indicative value of the ETNs. The intrada y i ndicative value only reflects the accrued investor fee a nd other applicable costs at the close of business on the preceding day, but does not include a ny adjustment for the investor fee or applica ble costs accruing during the oourse of the current da y. For more information on how the intraday indicative value is calculated, please see the section '"Valuation of the ETNsn in the prospectus rela ting to the ETNs. The intraday indicative value is provided for reference pu rposes only. It is not intended as a price or q uotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the ETNs, nor does it reflect hedgi ng or transaction costs, credit considerations, market liq uidi ty,or bid-offer spreads. Published index levels from the sponsors of the i ndices underlying the ETNs may occasionally be subject to delay or postponement. Any sud! delays or postponements will affect the level of the index and therefore the intraday indicative value of the ETNs. Index levels provided by the sponsors of the indices underlyi ng the ETNs do not necessarily reflect the depth a nd liquidity of the underlyi ng ma rkets for the index components. For this reason and others, the actual trading price of the ETNs may be different from their i ntrada y indicative value. 2. The investor fee rate per ETN is 0.45% per year.The investor fee on the inception date was zero.On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) The Investor Fee Rate times (2) the closing indicative note value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not a n index business day, one)divided by (4) 365.The daily index factor on any index busi ness day will equal (1) the closing level of the Index on such index busi ness day divided by (2) the closing level of the Index on the immediately preceding business day. 3. Market Capitalization = Closing Indicative Note Val ue x ETNs Outsta nding. Selected Risk Considerations v An investment in the iPath ETNs described herein (the "ETNs") involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are su mmarized u nder "Select Risk Considerations.. on the relevant product pages, but we urge you to read the more detailed explanation of risks described under "Risk factors" in the applicable product prospectus. You Hay lose Some or All of Your Principal:The ETNs are exposed to any decrease in the level of the u nderlying index between the inception date and the applicable val uation date. Additionally, if the level of the underlying i ndex is insufficient to offset the negative effect of the investor fee and other a pplicable costs, you will lose some or all of your investment at maturity or upon redemption,even if the value of such index level has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee a nd other applicable costs, the return on the ETNs will always be lower than the total return on a di rect investment in the index components. The ETNs are riskier than ordinary unsecured debt :securities and have no principal protection. Credit of Bardays Bank PLC:The ETNsare unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either di rectly or i ndirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Ba rcla ys Bank PLC to satisfy its obligations as they come due. As a result,the actual and perceived creditworthiness of Bardays Bank PLC will affect the ma rket value, if a ny, of the ETNs prior to maturity or redemption . In addition, in the event Barclays Bank PLC were to default on its obligations, you ma y not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Bardays Bank PLC will have the righ t to redeem or call a series of ETNs (in whole but not in part) at its sole disa-etion and without your consent on a ny trading day on or after the inception date until and i nduding maturity. Market a nd Volatility Risk: The prices of physical commodities, induding the commodities underlying the index components, can fluctuate widely due to supply and dema nd disruptions i n major produci ng or consuming regions. Additionally, the ma rket val ue of the ETNs may be infl uenced by man y unpredicta ble factors including changes i n supply and dema nd relationshi ps, governmental policies a nd economic events. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or i n only one commodity sector, the ETNs are less diversified than other f u nds. The ETNs can therefore experience greater volatility than other funds or i nvestments. A Trading Market for the ETNs Hay Not Develop:Although the ETNs are listed on a u.s. national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be li mited, as we are not required to maintain a ny listing of the ETNs. No Interest Payments from the ETNs:You may not receive any interest paymen ts on the ETNs. Restrictions on the Minimum Nu mber of ETNs and Date Restrictions for Redem ptions: You must redeem at least 50,000 ETNs of the sa me series at one time in order to exercise you r right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Summary

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

"Bloomberg®", "Bloomberg Commodity IndexSM", "Bloomberg Commodity Index Total ReturnSM", "Bloomberg Natural Gas Subindex Total ReturnSM" and "BCOM" are service marks of Bloomberg Finance L.P. and its affiliates (collectively, "Bloomberg") and have been licensed for use for certain purposes by Barclays Bank PLC. Any ETNs based on the Bloomberg Commodity Indices are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC ("UBS"), or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the ETNs or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs particularly.

© 2017 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

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